Exhibit 10.4

This English translation has been prepared solely for reference purposes. In the event of any conflict, inconsistency or discrepancy between the Japanese original and this English translation, the Japanese original shall prevail.

Share Transfer Agreement

UNI-ELECTRONICS, INC. (the “Seller”) and Micware Co., Ltd. (the “Purchaser”) hereby enter into this Share Transfer Agreement (this “Agreement”) as of July 31, 2026 (the “Execution Date”) with respect to the transfer by the Seller to the Purchaser of 1,500,000 shares (the “Shares”) of Micware North America, Inc. (the “Target Company”) owned by the Seller, upon the terms and subject to the conditions set forth herein.

Chapter 1 Share Transfer

Article 1.1 (Transfer of the Shares)

Subject to the terms and conditions of this Agreement, on July 31, 2026, or on such other date as the parties may separately agree (the “Share Transfer Date”), the Seller shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Shares owned by the Seller (the “Share Transfer”).

Article 1.2 (Transfer Price)

The aggregate consideration payable for the transfer of the Shares shall be USD 900,000, representing USD 0.600 per Share (the “Transfer Price”).

Chapter 2 Share Transfer

Article 2.1 (Date, Time and Place of the Share Transfer)

1.	The Share Transfer shall be consummated on the Share Transfer Date upon the performance by the Seller and the Purchaser of their respective obligations set forth in the following paragraph.

2.	The Share Transfer shall be effected in accordance with the following provisions.

1.	The Seller shall take each of the following actions:

a.	deliver to the Purchaser, against payment by the Purchaser pursuant to item (2) below, a duly executed request for registration of the transfer in the shareholder register, in the form prescribed by the Target Company, in respect of the Share Transfer; and

b.	prior to the Share Transfer Date, procure that the board of directors of the Target Company approve the Share Transfer.

2.	On the Share Transfer Date, the Purchaser shall pay the Transfer Price to the Seller by wire transfer to the bank account designated by the Seller. All bank transfer charges shall be borne by the Purchaser.

3.	The Purchaser shall render all cooperation necessary to enable the Seller to perform the actions set forth in item (1)(a) and (b) above, including coordinating with the Target Company and preparing all requisite procedures and documentation.

Chapter 3 Representations and Warranties

Article 3.1 (Representations and Warranties of the Seller)

The Seller hereby represents and warrants to the Purchaser that each of the following statements is true and correct as of the Execution Date and as of the Share Transfer Date:

1.	The Seller has all requisite corporate power, authority and capacity to execute, deliver and perform this Agreement, including the consummation of the Share Transfer. The Seller has duly completed all corporate and other internal procedures required under applicable laws and regulations, its articles of incorporation and other internal rules in connection with the execution, delivery and performance of this Agreement.

2.	This Agreement has been duly and validly executed and delivered by the Seller and, upon execution and delivery by the other party, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable laws and regulations.

3.	The Seller has good and valid title to the Shares, free and clear of any pledge, mortgage, statutory lien, security assignment, security interest, claim, encumbrance, restriction or other right of any nature whatsoever.

Article 3.2 (Representations and Warranties of the Purchaser)

The Purchaser hereby represents and warrants to the Seller that each of the following statements is true and correct as of the Execution Date and as of the Share Transfer Date:

1.	The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement. The Purchaser has duly completed all corporate and other internal procedures required under applicable laws and regulations, its articles of incorporation and other internal rules in connection with the execution, delivery and performance of this Agreement.

2.	This Agreement has been duly and validly executed and delivered by the Purchaser and, upon execution and delivery by the other party, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable laws and regulations.

3.	The Share Transfer complies with all applicable federal and state securities laws, all other applicable laws and regulations, and the Shareholders Agreement dated December 16, 2016 among the Target Company, the Seller, the Purchaser and O-WELL CORPORATION.

Chapter 4 Termination and Indemnification

Article 4.1 (Termination)

1.	Upon the occurrence of any of the following events, either the Seller or the Purchaser may, solely prior to consummation of the Share Transfer, terminate this Agreement by written notice to the other party:

a.	any representation or warranty made by the other party proving to have been materially untrue or inaccurate;

b.	any material failure by the other party to perform, or any material breach by the other party of, any obligation under this Agreement;

c.	the filing of any petition or application for the commencement of insolvency, bankruptcy, civil rehabilitation, corporate reorganization or similar proceedings with respect to the other party;

d.	the other party becoming unable to pay its debts as they become due, suspending payment of its debts, or becoming subject to a suspension of banking transactions or any analogous measure;

e.	any bill of exchange or check drawn, accepted or endorsed by the other party being dishonored;

f.	any electronically recorded monetary claim in respect of which the other party has made the origination record becoming unpaid; or

g.	any competent governmental or regulatory authority rendering or issuing a judgment, decision, order or other disposition prohibiting or otherwise preventing the performance of this Agreement or the consummation of all or any part of the Share Transfer, and such judgment, decision, order or disposition becoming final and no longer subject to appeal.

2.	This Agreement may be terminated solely in accordance with this Article. Except as expressly provided in this Article, neither party shall be entitled to terminate or rescind this Agreement on any ground whatsoever, regardless of the legal theory asserted, including non-performance, non-conformity, tort or statutory liability.

Chapter 5 General Provisions

Article 5.1 (Confidentiality)

1.	Neither party shall, without the prior consent of the other party, disclose or divulge to any third party, or use for any purpose other than the Share Transfer, the existence or terms of this Agreement, the course or substance of negotiations relating to its execution, or any confidential information disclosed by the other party in connection therewith; provided, however, that the foregoing shall not apply in any of the following circumstances:

a.	to the extent disclosure is required by applicable law or regulation;

b.	where disclosure is made to its directors, officers or employees on a need-to-know basis to the extent reasonably necessary for the purposes of this Agreement, provided that each recipient is bound by law or contract by confidentiality obligations no less stringent than those set forth herein;

c.	where disclosure is made to attorneys-at-law, certified public accountants, tax accountants, judicial scriveners, real estate appraisers or other professional advisers who are subject to statutory or professional duties of confidentiality; or

d.	where disclosure is made pursuant to a request, order or requirement of any governmental authority or securities exchange.

2.	Notwithstanding the foregoing, “Confidential Information” shall not include information that the receiving party can demonstrate:

a.	was lawfully in its possession without restriction as to use or disclosure prior to receipt from the disclosing party;

b.	was in the public domain at the time of disclosure;

c.	subsequently enters the public domain through no breach of this Agreement by the receiving party;

d.	was independently developed by the receiving party without reference to or use of the disclosing party’s confidential information; or

e.	was lawfully received from a third party having the right to disclose such information without restriction or obligation of confidentiality.

3.	Upon termination of this Agreement, each party shall, at the request of the other party, promptly return or destroy all media and materials containing or embodying confidential information disclosed by the other party.

Article 5.2 (Liability of the Seller)

With respect to the Share Transfer, the Seller shall have no liability of any kind whatsoever except as expressly provided in this Agreement.

Article 5.3 (Prohibition on Assignment of Contractual Status, etc.)

Neither party shall, without the prior written consent of the other party, assign, transfer or otherwise dispose of, cause any third party to succeed to, or grant any security interest over, all or any part of its status, rights or obligations under this Agreement.

Article 5.4 (Costs and Expenses)

Except as otherwise agreed, each party shall bear its own taxes, costs and expenses incurred in connection with the review, preparation, negotiation, execution and performance of this Agreement and the discharge of its obligations hereunder.

Article 5.5 (Exclusion of Antisocial Forces)

1.	Each of the Seller and the Purchaser hereby represents, warrants and covenants that it is not, and will not at any time be, an antisocial force (meaning an organized crime group, a member thereof, a person for whom five years have not elapsed since ceasing to be such a member, an associate member, an entity affiliated with an organized crime group, a corporate racketeer, a person or group purporting to advocate a social or political cause while engaging in unlawful activities, a special organized crime group, or any person or entity equivalent to any of the foregoing), and that it does not, and will not at any time, have any of the following relationships with any antisocial force:

a.	an antisocial force exercises a controlling influence over its management;

b.	an antisocial force is substantially involved in its management;

c.	it makes improper use of an antisocial force for the purpose of obtaining an unlawful benefit for itself, its business or any third party, or causing damage to any third party;

d.	it provides funds, benefits, facilities or other assistance to, or otherwise maintains involvement with, an antisocial force; or

e.	any of its officers or other persons substantially involved in its management maintains a relationship with an antisocial force that is socially reprehensible.

2.	Neither the Seller nor the Purchaser shall, whether directly or through any third party, engage in any of the following conduct:

a.	making violent demands;

b.	making unreasonable demands in excess of legal responsibility;

c.	using threatening words or conduct, or violence, in connection with any transaction;

d.	disseminating false information, or using fraudulent means or force, to damage the reputation or credit of the other party or obstruct the business of the other party; or

e.	engaging in any conduct analogous to any of the foregoing.

3.	If either party determines that an investigation is necessary to ascertain whether the other party has any relationship with an antisocial force, such party may require the other party to cooperate with the investigation, and the other party shall furnish all materials necessary therefor.

Article 5.6 (Termination of Related Agreements)

The Purchaser and the Seller acknowledge and agree that the following agreements shall terminate and be of no further force or effect as of the Share Transfer Date:

1.	the Shareholders Agreement dated December 16, 2016 among the Target Company, the Seller, the Purchaser and O-WELL CORPORATION; and

2.	the Subscription Agreement dated December 16, 2016 between the Target Company and the Seller.

Article 5.7 (Governing Law)

This Agreement shall be governed by, and construed in accordance with, the laws of Japan.

Article 5.8 (Jurisdiction)

The Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes arising out of or in connection with this Agreement.

Article 5.9 (Good-Faith Consultation)

With respect to any matter not expressly provided for herein or any question arising as to the interpretation of any provision hereof, the parties shall consult with each other in good faith and use their reasonable endeavors to resolve the matter.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their respective duly authorized representatives, by affixing their respective names and seals or signatures, each party retaining one counterpart. If this Agreement is retained in electronic form, the parties shall create an electronic record hereof, affix their electronic signatures thereto by mutual agreement, and each retain such electronic record.

July 31, 2026

Seller

Address: 3-6-17 Kitashinagawa, Shinagawa-ku, Tokyo, Japan

Company: UNI-ELECTRONICS, INC.

Representative: Teruo Suyama, Representative Director and President

Purchaser

Address: 59 Naniwa-machi, Chuo-ku, Kobe, Japan

Company: Micware Co., Ltd.

Representative: Kenji Narushima, Representative Director and President